Exhibit 10.1
TERMINATION AGREEMENT
This Termination Agreement (“Agreement”) is entered into as of November 11, 2011 (“Effective Date”) by and between Athersys, Inc. and ABT Holding Company (f/k/a Athersys, Inc.), each a corporation organized under the laws of Delaware and having a place of business at 3201 Carnegie Avenue, Cleveland, Ohio 44115 (collectively, “Athersys”), and Angiotech Pharmaceuticals, Inc., a corporation organized under the laws of British Columbia and having a place of business at 1618 Station Street, Vancouver, British Columbia, Canada V6A 1B6 (“Angiotech”). In this Agreement, Athersys and Angiotech may each be referred to as a “Party” and collectively as the “Parties.”
RECITALS
A. Angiotech and Athersys are parties to that certain Strategic Alliance Agreement dated May 5, 2006 (the “Alliance Agreement”) and certain other agreements entered contemporaneously therewith or thereafter in furtherance of the transactions contemplated by the Alliance Agreement (the “Transaction Agreements”, as further defined below).
B. The parties desire to terminate the Transaction Agreements as of the Effective Date upon the terms and conditions set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the covenants and obligations expressed herein, and intending to be legally bound, the Parties agree as follows:
1.	DEFINITIONS
Capitalized terms used in this Agreement shall have the meaning set forth in the preamble or Recitals above or as defined in this Section 1 below or this Agreement thereafter.
“Affiliate” means, with respect to a Party, any other person or entity that controls, is controlled by, or is under common control with such Party.
“Convertible Promissory Note” means the Convertible Promissory Note by and between the Parties dated as of May 5, 2006.
“License Agreement” means the License Agreement by and between the Parties dated as of May 5, 2006.
“Note Purchase Agreement” means the Note Purchase Agreement by and between the Parties dated as of May 5, 2006.

“License Fee Payment” means any cash paid to Athersys that is (i) paid by a third party who is not an Affiliate of Athersys, (ii) for a license or sublicense under intellectual property controlled by Athersys and required to conduct or participate in the clinical development of the “Clinical Development Candidate” (as such term is defined in the Alliance Agreement) that is the subject of IND # 13554 for acute myocardial infarction and (iii) paid to Athersys within six months after the effective date of the agreement granting such license or sublicense, excluding any such payments for research, development, or manufacturing. Examples of License Fee Payments include upfront license fees and the purchase price for the assets associated with such candidate(s) and indication(s). Examples of payments that are not License Fee Payments include payments for FTEs for research, development, conducting clinical trials, or manufacturing, for the supply of cells or other materials, for reimbursement of out of pocket expenses or other payments to third parties for goods or services (with such designated payment amounts to be reasonable and customary for a product development program of this type) and for payments for the purchase of stock of Athersys. It is expected that such License Fee Payments or other aspects of any agreement relating to the Clinical Development Candidate will be constructed in accordance with commercially reasonable and prevailing industry practices as pertains to such agreements.
“Orthopedic Side Letter” means the letter re: Notice Requirements and Option for Orthopedic Indications from Gil Van Bokkelen, President and CEO of Athersys, to Tom Bailey, Chief Financial Officer of Angiotech, dated as of May 5, 2006.
“Sublicense Agreement” means the Sublicense Agreement by and between the Parties dated as of May 5, 2006.
“Subordination Agreement” means the Subordination Agreement by and between the Parties dated as of May 5, 2006.
“Transaction Agreements” means the Alliance Agreement, License Agreement, Sublicense Agreement, Orthopedic Side Letter, Note Purchase Agreement, Subordination Agreement, Convertible Promissory Note and any other agreements, written or oral, between the Parties related to the foregoing.
2.	TERMINATION
2.1	Termination; No Survival. The Transaction Agreements are hereby terminated as of the Effective Date. Notwithstanding Section 16.4 of the Alliance Agreement, Section 6.2 of the License Agreement, Section 6.3 of the Sublicense Agreement, Section 5.1 of the Note Purchase Agreement, and any other provision in any of the Transaction Agreements specified or contemplated to survive termination of such agreement, no such provision shall survive. The only obligations a Party shall have to the other Party with respect to the subject matter of the Transaction Agreements after the Effective Date are those specified in this Agreement.
2.2	Mutual Release. Each Party does hereby release and forever discharge the other Party, its Affiliates and each of their respective directors, officers, employees, agents, servants, representatives, partners, predecessors and successors in interest, assignees and trustees (“Released Person”) from any and all claims, manner of action, causes of action, suits, proceedings, debts, accounts, judgments, damages, costs, expenses, liens, attachments, liabilities, rights, obligations or any other thing whatsoever, whether arising by contract, at law or equity, civil or criminal, known or unknown, contingent or non-contingent, that a party has now or may hereafter acquire or claim to acquire at any time in the future against any Released Person by reason of, or on account of, or in any way arising under, resulting or to result from, or relating in any manner whatsoever to the Transaction Agreements.

2.3	Indemnification. Athersys irrevocably and unconditionally indemnifies Angiotech and each Angiotech Released Person against all losses and liabilities incurred by them, all harm and damage sustained by them, and all costs or expenses (including legal fees on an indemnity basis) payable by them, arising after the Effective Date in respect of third party claims against Angiotech or an Angiotech Released Person based on the development, design and conduct of the Phase II clinical trial that will evaluate the efficacy of the Clinical Development Candidate, its successor trials and future development candidates, or out of the implementation or use of any project or trial related to any other technology described in the Transaction Agreements.
3.	PAYMENTS AND SHARES
3.1	Final Development Co-funding Payment. In full satisfaction of any and all amounts due from Angiotech for its obligation to fund the costs of clinical development activities (pursuant to Section 7.1 of the Alliance Agreement or otherwise), within five days after the Effective Date, Angiotech shall pay to Athersys One Hundred Sixty Thousand United States Dollars (USD $160,000.00) by wire transfer in immediately available funds to an account designated by Athersys in writing.
3.2	Athersys Contingent Payments. Athersys shall pay to Angiotech a share of any License Fee Payments as follows.
(A)	25% of any License Fee Payments paid to Athersys pursuant to any agreement having an effective date (i) before enrollment of the first patient in the first Phase II Study (as defined in the Alliance Agreement) and (ii) within 12 months after the Effective Date; and
(B)	15% of any License Fee Payments paid to Athersys pursuant to any agreement having an effective date (i) during a Phase II Study, (ii) after enrollment of the first patient in the first Phase II Study, (iii) before there has been Five Million US Dollars (USD $5,000,000.00) in costs and expenses incurred in such Phase II Study, and (iv) within 24 months after the Effective Date; and

(C)	10% of any License Fee Payments paid to Athersys pursuant to an agreement having an effective date (i) after enrollment of the first patient in the first Phase II Study, (ii) after there has been Five Million US Dollars (USD $5,000,000.00) in costs and expenses incurred in such Phase II Study, and (iii) within 36 months after the Effective Date; provided, however, that the amount due to Angiotech hereunder shall not exceed Five Million US Dollars (USD $5,000,000.00) in aggregate.
(D)	Athersys shall pay the amount due within 60 days after the License Fee Payment subject to sharing with Angiotech is received by Athersys. Such payment(s) shall be made by wire transfer to an account designated by Angiotech in writing.
3.3	Angiotech Shares of Athersys. Angiotech shall provide to Athersys notice of Angiotech’s intention to provide to any third party any bona fide offer to sell (which shall in no event be less than 10 business days) or Angiotech’s receipt of any bona fide offer to purchase any of the shares of Athersys common stock owned by Angiotech. The Parties shall reasonably cooperate in connection with any such sale; provided, however, that such cooperation shall not require Athersys to disclose to Angiotech or the potential purchaser of stock any information about Athersys or its operations not publicly made available by Athersys or otherwise take an action or fail to take any action that could be deemed a violation of any law, regulation, or rule, as determined by legal counsel to Athersys.
3.4	Taxes on Payments. Any withholding of taxes levied by tax authorities on the payments hereunder shall be deducted by the Party required to make the payment (“Paying Party”) from the sums otherwise payable by the Paying Party hereunder for payment to the proper tax authorities on behalf of the other Party (“Payment Recipient”) and shall be paid by the Paying Party to such proper tax authorities. The Parties agree to cooperate with each other in the event the Payment Recipient claims exemption from such withholding or seeks deductions under any double taxation or other similar treaty or agreement from time to time in force, such cooperation to consist of providing receipts of payment of such withheld tax or other documents reasonably available to the Parties.
4.	CONFIDENTIALITY
4.1	Confidential Information. “Athersys Confidential Information” means all “Confidential Information” (as defined in the Alliance Agreement) that Angiotech was obligated to keep confidential pursuant to the terms of the Transaction Agreements, including pursuant to Article 13 of the Alliance Agreement, the terms and conditions of this Agreement, and information related to the exercise of the Parties’ rights or the performance of the Parties’ obligations hereunder. “Angiotech Confidential Information” means all “Confidential Information” (as defined in the Alliance Agreement) that Athersys was obligated to keep confidential pursuant to the terms of the Transaction Agreements, including pursuant to Article 13 of the Alliance Agreement, the terms and conditions of this Agreement, and information related to the exercise of the Parties’ rights or the performance of the Parties’ obligations hereunder. “Confidential Information” shall mean Athersys Confidential Information or Angiotech Confidential Information, as applicable. “Disclosing Party” means Athersys with respect to Athersys Confidential Information and means

Angiotech with respect to Angiotech Confidential Information. “Receiving Party” means Athersys with respect to Angiotech Confidential Information and Athersys with respect to Angiotech Confidential Information. Notwithstanding the foregoing, the terms “Angiotech Confidential Information,” “Athersys Confidential Information” and “Confidential Information” shall not include any information of the Disclosing Party that: (A) was already known by the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party; (B) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party; (C) became generally available to the public or otherwise part of the public domain after its disclosure to the Receiving Party and other than through any act or omission of the Receiving Party in breach of this Agreement; (D) was subsequently lawfully disclosed to the Receiving Party by a Third Party on a non-confidential basis; (E) can be shown by written records of the Receiving Party to have been independently developed by the Receiving Party without reference to the Confidential Information of the Disclosing Party, and without breach of any of the provisions of this Agreement; or (F) is information that the Disclosing Party has specifically agreed in writing that the Receiving Party may disclose.
4.2	Return or Destruction. Within 60 days after the Effective Date, Angiotech shall return to Athersys or destroy all Athersys Confidential Information in the possession or control of Angiotech or any of its Affiliates, in whatever form stored; provided, however, that Angiotech may retain a copy of all such information in its legal department files for the purposes of use in connection with any dispute under this Agreement or the Transaction Agreements or the transactions contemplated hereby and thereby or compliance with law, regulation, rule or order of any governmental authority.
4.3	Confidentiality Obligations. Except as permitted pursuant to Section 4.4, for 20 years after the Effective Date:
(A)	The Receiving Party shall keep completely confidential, and shall not publish or otherwise disclose, and shall not use for any purpose, any Confidential Information of the Disclosing Party.
(B)	Except to the extent required by law, regulation, rule or order of any governmental authority, Angiotech shall not make any public announcement or press release concerning any of the Transaction Agreements or this Agreement, the transactions contemplated by any of the foregoing, the rights or obligations of the Parties under any of the foregoing, or any of the activities that have occurred or may occur hereunder and thereunder.

4.4	Permitted Disclosures. Notwithstanding Section 4.3:
(A)	The Receiving Party may disclose Confidential Information of the Disclosing Party to the extent the Receiving Party is compelled to disclose such information by a court or other tribunal of competent jurisdiction; provided, however, that in such case the Receiving Party shall immediately give notice to the Disclosing Party, so that the Disclosing Party may seek a protective order or other remedy from said court or tribunal. In any event, the Receiving Party shall disclose only that portion of the Confidential Information of the Disclosing Party that, in the opinion of its legal counsel, is legally required to be disclosed, and will exercise reasonable efforts to ensure that any such Confidential Information of the Disclosing Party so disclosed will be accorded confidential treatment by said court or tribunal.
(B)	The Receiving Party may disclose the terms and conditions of this Agreement (including providing a copy hereof or thereof, redacted as appropriate) to any bona fide potential permitted assignee or successor to a Party’s interest under this Agreement, to any bona fide potential lender from which a Party is considering borrowing money, or to any bona fide investor from which it may receive money (for stock or other consideration), or in the case of Athersys, to any bona fide potential collaborator; provided, however, in any such case such that the Receiving Party shall first obtain a written obligation of confidentiality no less stringent than that imposed on the Receiving Party under this Agreement from the bona fide potential permitted assignee or successor, bona fide potential lender, bona fide financial investor or bona fide potential collaborator.
(C)	Athersys may disclose the terms and conditions of this Agreement and the Transaction Agreements (including providing a copy hereof, redacted (as appropriate)) in connection with filings with the U.S. Securities and Exchange Commission or otherwise pursuant to applicable securities laws and regulations, filings with the Internal Revenue Service and otherwise pursuant to applicable tax laws and regulations, or as otherwise required by law or regulation, to the extent that, in the opinion of its legal counsel, is required or likely required to be disclosed by law or regulation.
5.	GENERAL
5.1	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflict of laws.
5.2	Assignment. No Party shall be permitted to assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party; provided, however, that a Party may assign or otherwise transfer all of its rights and obligations under this Agreement without the prior written consent of the other Party (a) in connection with a sale of all or substantially all of its business or assets to which this Agreement relates, whether by merger, sale of stock, sale of assets or otherwise or (b) to an Affiliate of such Party. Notwithstanding the foregoing, in the event of any such permitted assignment or other transfer, all rights and obligations under this Agreement must be assigned or otherwise transferred together in their entirety to such assignee or successor.

5.3	Compliance With Laws. Each Party shall comply with all applicable laws, rules and regulations in connection with its performance of its obligations and exercise of its rights under this Agreement. Each Party shall furnish to the other Party any information reasonably requested or required by the requesting Party to enable the requesting Party to comply with the requirements of any United States or foreign federal, state, and/or government agency.
5.4	Further Assurances. At any time, or from time to time, following Effective Date, each Party shall, at the request of the other Party (A) deliver or cause to be delivered to the requesting Party any records, data or other documents consistent with the provisions of this Agreement, (B) duly execute and deliver, or cause to be duly executed or delivered, all such consents, assignments, documents or further instruments of transfer or license as required by this Agreement, and (C) take or cause to be taken all such actions, in each case as the requesting Party may reasonably deem necessary in order for the requesting Party to obtain the full benefits of this Agreement and the transactions contemplated hereby.
5.5	Severability. In the event that any provision of this Agreement is determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect without said provision. In such event, the Parties shall in good faith attempt to negotiate a substitute clause for any provision declared invalid or unenforceable, which substitute clause shall most nearly approximate the intent of the Parties in agreeing to such invalid provision, without itself being invalid.
5.6	Waivers And Amendments; Preservation Of Remedies. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or other exercise thereof hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any Party may otherwise have at law or in equity.
5.7	Headings. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are included merely for convenience of reference only and shall not affect its meaning or interpretation.
5.8	Counterparts. This Agreement may be executed by original or facsimile signature in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, and all of which counterparts together shall constitute one instrument.

5.9	Successors. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
5.10	Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, by fax, sent by nationally recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the Parties at the addresses set forth below (or at such other address for such party as shall be specified by like notice). All such notices and other communications shall be deemed to have been given and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of delivery by facsimile transmission, on the date of such delivery, (c) in the case of delivery by nationally recognized express courier, on the date of such delivery, and (d) in the case of mailing within the United States or Canada, on the fifth (5th) business day following such mailing.
If to Angiotech:
Angiotech Pharmaceuticals, Inc.
1618 Station Street
Vancouver, BC Canada V6A 1B6
Fax: 604-221-2330
Attn: Chief Executive Officer
If to Athersys:
Athersys, Inc.
3201 Carnegie Avenue
Cleveland, OH 44115-2634
Fax: (216) 361-9495
Attn: Chief Executive Officer
with a copy (which shall not constitute notice) to:
Jones Day
12265 El Camino Real, Suite 200
San Diego, CA 92130
Fax: 858.314.1250
Attn: Thomas A. Briggs, Esq.

5.11	Independent Contractor. No Party shall be construed to be a partner, joint venturer, franchisee, employee, principal, agent, representative or participant of or with the other Party for any purpose whatsoever by virtue of this Agreement. No Party has any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other Party in any manner by virtue of this Agreement.
5.12	Complete Agreement. This Agreement, including any definitions specifically referenced in the Alliance Agreement, constitutes the entire agreement, both written and oral, between the Parties with respect to the subject matter hereof, and all prior agreements respecting the subject matter hereof, either written or oral, expressed or implied, are merged and canceled, and are null and void and of no effect.
[Signatures are on the following page.]

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement to be effective as of the Effective Date.

ATHERSYS, INC.			ANGIOTECH PHARMACEUTICALS, INC.

By:	/s/ William O. Lehmann		By:	/s/ Thomas Bailey

	Name:	William O. Lehmann		Name:	Thomas Bailey
	Title:	President & COO		Title:	President / CEO

ABT HOLDING COMPANY

By:	/s/ William O. Lehmann

	Name:	William O. Lehmann
	Title:	President & COO